Exhibit 99.1

Twilio Welcomes Veteran Financial Executive Jeff Epstein to Board of Directors

San Francisco, July 17, 2017 — Twilio is pleased to welcome Jeff Epstein, former CFO of Oracle, as the newest member of the Twilio Board of Directors. Jeff has more than 20 years’ experience in financial leadership at both private and public companies and currently specializes in operational strategy for marketplace, B2B cloud software and advertising technology companies.

“Jeff is a Silicon Valley veteran with great operational and financial experience in software at global scale,” said Jeff Lawson, Twilio CEO, Co-founder, and chairman. “His experience at a range of companies both large and small will make him a valuable operational asset to our board as we forge our path as a public company.”

Jeff is an operating partner at Bessemer Venture Partners. Prior to that, Jeff was the executive vice president and chief financial officer of Oracle, one of the world’s largest and most profitable technology companies. Prior to joining Oracle, Jeff served as CFO of several public and private companies, including DoubleClick, King World Productions and Nielsen’s Media Measurement and Information Group.

“Twilio has seen tremendous growth over the last several years and there is a fantastic opportunity still ahead of them,” said Jeff Epstein, operating partner at Bessemer Venture Partners. “I am honored to join the team that will help shape their future.”

Jeff also serves on the boards of directors of Kaiser Permanente, The Priceline Group, Shutterstock, Global Eagle Entertainment and several private companies.  He is a lecturer at Stanford University’s Department of Management Science and Engineering. Jeff holds a master’s degree from the Stanford University Graduate School of Business, where he was an Arjay Miller Scholar, and a bachelor’s degree from Yale College.

Jeff will be a member of the board’s audit committee. He joins other Twilio directors, including Rick Dalzell, formerly of Amazon.com; Byron Deeter, Managing Partner at Bessemer Venture Partners; Elena Donio, CEO of Axiom; Jim McGeever, EVP at Oracle + Netsuite; Erika Rottenberg, formerly of LinkedIn; and Twilio chairman, CEO and co-founder Jeff Lawson.

About Twilio

Twilio’s mission is to fuel the future of communications. Developers and businesses use Twilio to make communications relevant and contextual by embedding messaging, voice, and video capabilities directly into their software applications. Founded in 2008, Twilio has over 800 employees, with headquarters in San Francisco and other offices in Bogotá, Dublin, Hong Kong, London, Madrid, Malmö, Mountain View, Munich, New York City, Singapore and Tallinn.

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